Exhibit 2(b)(iii)

NUMBER 17. In Guatemala City on March 11, 2003 BEFORE ME: HEIDY WALESKA GARCIA VALIENTE, Notary, as first party appeared Walter Guillermo Samayoa Mendizabal, of 52 years of age, married, Guatemalan, Business Administrative of this domicile and who is acting in his capacity of Solely Administrative and Legal Representative for the entity Thunderbird de Guatemala, Sociedad Anonima, such capacity is accredited by the appointment notarial deed authorized in this city on July 27, 1999 by Notary Ignacio Andrade Aycinena, such appointment is registered at the General Mercantile Registry of the Republic with number 156846, folio 720 from the Auxiliary Commerce book number 83; moreover, Mr. Samayoa Mendizabal is especially empowered by the Ordinary General Assembly of the corporation to present the following granting such as it is accredited in the Notarial deed dated March 05, 2003, authorized in this city by the Notary Luis Enrique Solares Larrave. As second party, appeared Mr. MARIO AUGUSTO CASTILLO ARELLANO of 45 years of age, married, Guatemalan, Certified Public Accountant and Auditor of this domicile and who is acting in his capacity of General Manager and Legal Representative for the entity INSTITUTO DE LOTERIAS DE LAS AMERICAS Y EL CARIBE, such capacity is accredited by the appointment notarial deed authorized in this city by Notary Rodolfo Alegria Toruno dated October 28, 2002, such appointment is registered at the General Mercantile Registry of the Republic with number 198623, folio 539 from the Auxiliary Commerce book number 25. Mr. Mario Augusto Castillo Arellano, moreover is specially empowered by grant the following instrument according to the point of deed contained in Notarial deed which transcribes the third point of deed from the Ordinary General Assembly and Totalitanan Stockholders of the institution Instituto de Loterias de las Americas y Caribe, Sociedad Anonima dated March 10, 2003, authorized in this city by Notary Carla Vanesa Marinez Paniagua de Garzazo. As Notary I ATTEST: a) to personally know the appearing parties, whom state to be in their free exercise of rights and to be the ones of the general data above mentioned; b) to have had at sight all documents related to the appearing parties justifying the capacity in which they are acting, the one that under my judgment and according to the law are enough to celebrate the foregoing act; c) that by this act they celebrate the following Service Agreement to install, operate, manage, and administrate video lottery games at Camino Real, according to the following clauses:

FIRST: BACKGROUND: the appearing parties state in the capacity in whichInstituto de las Americas y del Caribe, Sociedad Anonima from herein the nominated "ILAC" celebrated agreement of exclusivity with Fundacion Pediatrica Guatemalteca to install and administrate all game modalities of Loteria del Nino de la Fundacion Pediatrica Guatemalteca, including lottery video games in the Republic of Guatemala by itself or through subcontracts designated or authorized by ILAC. Fundacion Pediatrica Guatemalteca is a private institution, non lucrative, for social assistance organized according to the laws of the Republic of Guatemala which develops medical assistance and education programs specially for newborn infants and is authorized by the government to operate the Loteria del Nino according to the establishment of DECREE 13-86 of Law Government Agreement number 865-90 dated September 07, 1990, in which is approved the regulations of Loteria del Nino, the one that was amended by the Government Agreement number 531-97 dated July 11, 1997 with the purpose of doing the lottery video games in the modality of symbols combination by electronic or computerized means, the ones that were dully approved by the resolution number 184 dated February 04, 1998 issued by the Ministry of Government.

SECOND: BACKGROUND OF THE CONTRACTOR AND THE AGREEMENT: Thunderbird de Guatemala, Sociedad Anonima is a corporation subsidiary of the entity International Thunderbird Gaming Corporation, Corporation Organized under the laws of Canada and which main purpose is developed all types of lottery video games, among others. Previously to the foregoing agreement the entity International Thunderbird Gaming Corporation and ILAC having celebrated Master Services Agreement to implement lottery video games. Based in that agreement the parties assisted to an equity arbitrage which decision is not yet firmly. The foregoing agreement substitutes in its totality the previous agreement, which is concluded by the parties without any further effect to the effects derived from the arbitrarial decisions before mentioned and without any of the parties claiming nothing based on the agreement different to the result of the decision that stays firmly. Thunderbird de Guatemala, Sociedad Anonima will be identified from hereon just as "Thunderbird" or "Thunderbird de Guatemala".

THIRD: PURPOSE OF THE AGREEMENT: By this act and being effective, ILAC contracts the services of Thunderbird Gaming Corporation to operate lottery video machines at Salon de Video del Centro de Convensiones del Hotel Camino Real located at 14 calle 0-20 zona 10, Guatemala City with games approved and that in the future will be approved by the Ministry of the Interior with the modality of symbols combination in the installations where they are currently operating in Salon de Convensiones del Hotel Camino Real and its extension known as "El Cafe de las Estrellas". In that sense Thunderbird de Guatemala, by its costs will provide the following: a) Will provide and give maintenance to the lottery video machines necessary for the hall operation with a minimum of 250 and a maximum of 350 machines or the superior number determined by the parties as an agreement; b) THE VIDEO LOTTERY HALL supplying administrative, security, handling services and automatic deposit and daily funds and cleaning; c) will charge the "tokens" or "tickets" buyer for video lottery; d) with the product of the incomings by the lottery video games Thunderbird will have to: (i) pay prices; (ii) discount and pay all taxes derived from the operation; (iii) automatically pay a 35% from the "net win" derived from operation distributed as follows: a) to Fundacion Pediatrica Guatemalteca the percentage of operation "net win" which ILAC indicates on a written document depositing it daily in the account indicated by ILAC; b) to ILAC the percentage of net win resulting after subtracting the 35% above mentioned, the percentage corresponding to Fundacion Pediatrica Guatemalteca, depositing it daily in the account the ILAC indicates. If Thunderbird de Guatemala will not comply without a justified cause at the time of making the corresponding deposits at NET WIN during more than two calendar days, FUNDACION PEDIATRICA GUATEMALTECA and ILAC can close immediately the lottery video hall operations until obligations are complied. In case of disagreement with the amount to be deposited under the concept of Net Win, the parties can come up with an auditing of an international auditing firm. If the auditing says that there are differences in the amount that should have been deposited and the amount deposited, this will be paid by Thunderbird de Guatemala. Determination will be definite and the difference will be paid within five days after the report of such auditing firm is received. If there is no discrepancy between amounts reported and paid or if discrepancy is in favor of Thunderbird de Guatemala, auditing will be paid by ILAC; (v) with the remaining balance of the "net win", Thunderbird de Guatemala, will deposit the funds at the Bank and will pay all goods suppliers and necessary services for rendering services contracted under their cost, left to Thunderbird as compensation for its services the remaining balance of net win resulting once all sections indicated in this agreement are covered; e) will contract at own responsibility and risk all services required in the Lottery Video Hall above mentioned.

FORTH: OBLIGATIONS OF THUNDERBIRD OF GUATEMALA, SOCIEDAD ANONIMA: Additionally to what is indicated in section third for rendering services that by this mean will be contracted, Thunderbird de Guatemala will pay for using and/or providing the following: A) In general will provide all the equipments, computers programs, services and supplies, administrative, technical, financial and legal assistance required for normal and successful functioning of Video Loteria del Nino in the hall located at Centro de Convenciones of Hotel Camino Real in its modality of symbols combination by means of electronic or computerized procedures that Thunderbird de Guatemala decides to put in operation and that are authorized by FUNDACION PEDIATRICA GUATEMALTECA throughout the ILAC and by ILAC. B) Computer programs and equipment and maintenance services of such keeping intellectual property rights that correspond by this. C) It is expressly agreed that Thunderbird de Guatemala, Sociedad Anonima will pay purchase price and all expenses caused by importation and handling of such products, including the ones of fiscal or customs character, transport, storage and others necessary. D) Will pay expenses and will contract publicly and trade services of the Lottery Video Hall and the Games object of this agreement in case or publicity and trade, as well as prices structure, these will have to be approved by FUNDACION PEDIATRICA GUATEMALTECA through ILAC and by ILAC, just as it is assigned in the agreement between FUNDACION PEDIATRICA GUATEMALTECA and ILAC and such approvals will be granted without any discrimination regarding to other Lottery Video Halls of Instituto De Loterias de las Americas y el Caribe, Sociedad Anonima. E) Will provide necessary amounts of money to defray expenses or administration and operations costs of the Salon Video Loteria Real of Hotel Camino Real in its modality of symbols combination by electronic or computerized means operated or developed, including rent and maintenance expenses of the hall, electricity, air conditioning, water and telephone services, and besides necessaries to operate the lottery video hall. E) Will pay to enable, select and administer all necessary personnel so the Lottery Video Hall of Centro de Convenciones of

Hotel Camino Real in its modality of symbols combination by electronic or computerized procedures functions efficiently and according to labor laws of Guatemala. Thunderbird de Guatemala will be the sole responsible as employer in front of the personnel used for rendering services, exempting expressly ILAC and FUNDACION PEDIATRICA GUATEMALTECA of any labor responsibility, and compelling to indemnify ILAC and FUNDACION PEDIATRICA GUATEMALTECA for any expense and damages in which they may incur derived from labor obligations of said hall. G) Render to ILAC necessary services to operate Video Loteria del Nino of Hotel Camino Real in its modality of symbols combination by electronic or computerized means are according to the standards generally accepted by the industry of such games in the world ambit; such game modalities will be ruled also by what is established in the agreement between ILAC and FUNDACION PEDIATRICA GUATEMALTECA and to procedure manuals of such games. ILAC will not accept modifications to the agreement with Fundacion Pediatrica Guatemalteca that alter substantially operation rules of Lottery Video Games without the consent of Thunderbird de Guatemala unless such amendments come from amendments to regulations and applicable rules to Loteria del Nino. H) Assist with ILAC in development of new modalities of symbols combination to operate in Lottery Video Hall of Centro de Convenciones of Hotel Camino Real to submit them through ILAC to the authorization of Fundacion Pediatrica Guatemalteca and its case by the Ministry of Interior. I) ILAC can perform and auditing to the computer programs and chips used on lottery video games implementation and Thunderbird de Guatemala will have the obligation to contribute and provide all the information and documents required when ILAC requests it in any moment and through the entity "GAMING LABORATORIES INTERNATIONAL INC." or its defect the one that ILAC indicates. The auditing will verify the fulfillment of Thunderbird de Guatemala for the operation procedures of Games that are currently in force and that the parties sign as an acceptance as Annex A of this agreement in two copies, one for each party. Such auditing will include: programs verification and certification "random number program" or 'RING" and Thunderbird de Guatemala currently uses for lottery video machines of the hall of Centro de Convenciones of Hotel Camino Real; and a program verification of games or "shell programs" used actually to verify that its operation agree with the information and technical descriptions provided by Thunderbird de Guatemala. ILAC will pay RING and "shell programs" verifications or game programs currently used when there is no need of additional proofs. Costs of such proofs will be of US$2.500 for each "RING" program and US$6,000 for each "shell program", plus ten additional hours for each shell program if necessary for US$100 per hour or rate published by verifier entity for this type of proofs. In case basic verifications before indicated determined that "RING" or "shell programs" do not agree with the information and technical descriptions provided by Thunderbird, then Thunderbird de Guatemala will have to pay the price of such program verification. If Thunderbird de Guatemala afterwards using "RING" programs currently used by other jurisdictions, will have to reimburse ILAC half of the price of such verification program. If Thunderbird decides using new "RING" programs or "shell programs" additionally to the ones that are currently being used in the call, the price of such verification programs will be paid by Thunderbird de Guatemala according to the establishments above mentioned. Unfulfillment by Thunderbird de Guatemala on performing necessary actions for fulfilling the verification obligation here agreed, will give ILAC the right to receive an additional 2% of "net win" while Thunderbird de Guatemala does not execute necessary cooperation acts within a reasonable term so the entity in charge renders the auditing: as well as, obstruction or unfulfillment of cooperation obligation with the auditing will give ILAC the right to close operations at the hall until this obligation is fulfilled. J) Thunderbird de Guatemala allows operation and will provide space in the office for ILAC in the lottery video hall at Centro de Convenciones of Hotel Camino Real like he has been doing it until nowadays, and as part of the operation expenses will pay a wage to a person that will depend on ILAC and Thunderbird de Guatemala to verify hall operations for an amount of Q6,000 [Guatemalan currency], amount that will increase to a maximum of 10% or the equivalent to the Minimum Agricultural Salary in Guatemala, that one that is less once a year on each anniversary of this agreement. The person hired will have to perform the duties detailed in one page of the Annex identified as Annex B, and that is signed in two copies, one for each party, and that the parties will be able to modify from time to time during this instrument in force.

FIFTH: ILAC OBLIGATIONS: ILAC will have as obligations: A) Pay to Thunderbird de Guatemala, without collection or any request the price for services specified on terms and conditions established in the foregoing agreement, allowing and authorizing Thunderbird de Guatemala to collect the corresponding amount to the balance of the 65% of NET WIN, once all payments indicated in this agreement are done. B) Watch over so that FUNDACION PEDIATRICA GUATEMALTECA obtains, presents and maintains in force during all the term of the foregoing agreement all necessary authorizations, consents and licenses for normal game development of Video Loteria del Nino with the modality of symbols combination by electronic and computerized means at the lottery video hall of Centro de Convenciones of Hotel Camino Real. If FUNDACION PEDIATRIDA GUATEMALTECA would not maintain in force license and authorizations, ILAC will give immediate notice to Thunderbird de Guatemala of any threat or authority act that implies suspension, annulment or cancellation or revocation of such authorizations. If suspension annulment or cancellation is due to proper acts of Lottery Video Halls Operations by ILAC or its subcontractor, ILAC will indemnify Thunderbird de Guatemala for all damages caused suspension, annulment or cancellation threat or carried out are due to proper acts of Lottery Video Hall Operations of Hotel Camino Real, Thunderbird will indemnify ILAC for damages caused for such losses. If suspension, annulment or cancellation is due to proper acts of FUNDACION PEDIATRICA GUATEMALTECA, ILAC will claim to FUNDACION PEDIATRICA GUATEMALTECA corresponding damages caused by such action or omission of FUNDACION PEDIATRICA GUATEMALTECA and will reimburse Thunderbird de Guatemala on a proportional from damages caused when respective indemnification is obtained. Costs required for maintaining specific operation of lottery video hall of Centro de Convenciones of Hotel Camino Real will be operation expenses that will be covered by Thunderbird de Guatemala with the 65% of NET WIN obtained by lottery video games. Neither ILAC nor Fundacion Pediatrica Guatemalteca will respond for any of these motives for such operation expenses having to give the corresponding percentage of net win before making any payment related to hall, without any damage on what are related to prices and taxes over prices. Thunderbird de Guatemala will indemnify ILAC for any amount of money compelled to pay in virtue of the lottery video hall operation expenses to maintain hall operation. In case of agreement anticipated conclusion between ILAC and Fundacion Pediatrica Guatemalteca for imputable reasons to Thunderbird de Guatemala, Thunderbird de Guatemala is compelled to pay damages that for such motive of conclusion are caused to ILAC. In case ILAC and FUNDACION PEDIATRICA GUATEMALTECA conclude for imputable causes to ILAC, this will pay Thunderbird de Guatemala damages that for such motive of conclusion are caused to the last one. In case the agreement between FUNDACION PEDIATRICA GUATEMALTECA and ILAC are concluded as a common agreement, ILAC will obtain from FUNDACION PEDIATRICA GUATEMALTECA and ILAC are concluded as a common agreement, ILAC will obtain from FUNDACION PEDIATRICA GUATEMALTECA to continue with the agreement term until its conclusion with FUNDACION PEDIATRICA GUATEMALTECA or the entity that will substitute ILAC. C) Will provide reasonable logistic support necessary so the operation of lottery Video Hall of Centro de Convenciones of Hotel Camino Real with the modality of symbols combination by electronic and computerized means is a success. D) Maintain during all the term of in force of this agreement with Fundacion Pediatrica Guatemalteca and fulfill the same in such way that this will not be expired in case of unfulfillment.

SIXTH: INSTALLATIONS AND EQUIPMENT: For rendering services in object of this agreement, Thunderbird de Guatemala, will have to invest in various assets, equipment, computer systems and programs and the parties accept that, in case of any motive, occurs the conclusion of the contractual relation that by this means is agreed, all goods will be exclusively property of Thunderbird de Guatemala and ILAC nor FUNDACION PEDIATRICA GUATEMALTECA will have any right to claim about it. Therefore, the amount of the investment done according to this agreement for the acquisition of such assets and equipments in neither case will be deductible from the income obtained from the development of Video Loteria del Nino with the modality of symbols combination as part of the 'NET WIN" that is defined ahead. Likewise, names used by Thunderbird de Guatemala for each one of the different game modalities of the Video Loteria del Nino with the modality of symbols combination by electronic and computerized means, will keep on being property of Thunderbird de Guatemala, without prejudice that ILAC uses the games approved with other names or denominations and different computer programs to the ones used by Thunderbird de Guatemala; it is exempt from this disposition generic words used to identify different games modalities in the respective approvals.

SEVENTH: COPYRIGHT: ILAC is compelled to respect the copyright of Thunderbird about programs, manuals and administrative procedures of its Lottery Video Hall. Previously that any contractor of ILAC performs any verification work on any program, the same will have to accept the copyright of Thunderbird on does programs, manual and administrative procedures and any other copyright of ILAC. Likewise, Thunderbird de Guatemala is compelled to maintain and operate the location of Lottery Video of Hotel Camino Real using copyright that has licenses of his holder and is compelled to indemnify and leave safe and free ILAC from any damages that can cause Thunderbird de Guatemala when using illegally such copyright.

EIGHTH: OPERATIVE RULES: Parties agree that the different aspects that include administration or operation the Video Loteria del Nino with the modality of symbols combination will be ruled in first place for what is commanded by: a) Government Agreement number 865-90 dated September 07, 1990 that contains the Regulation of Loteria del Nino; b) The amendments of such regulation, contained in the Government Agreement number 531-97 dated July 11, 1997, and c) In accordance with what is disposed in resolution number 184, issued by the Interior Ministry dated February 04, 1998. Second place by what is commanded by the agreement between ILAC and FUNDACION PEDIATRICA GUATEMALTECA y after it will be ruled by the operations manual that exists for each game and both parties have in force since the beginning of operations in the hall of 1998 and amendments agreed and approved. Thunderbird de Guatemala, Sociedad Anonima will use the machines price percentage within the above mentioned rules. In reference to the lottery video machines, the following rules are observed: (i) according to what is stipulated in the fourth section of this agreement, the computer equipment and programs will be checked and certified by an independent entity appointed by ILAC and paid by it. The entity that ILAC appoints will have to be authorized at list in two jurisdictions of the United States of America for performing this type of review. (ii) the entity that is making this review will provide directly to ILAC a certificate of the computer programs and their signature of legalization, as well as a "master chip" to be used on a verification denominated "e-prom". (iii) All chips of each video lottery machine will be the type of resident program, sealed jointly by Thunderbird de

Guatemala and by ILAC in each machine once the "e-prom" verification is completed. Moreover, in a joint way the covers of "game boards" will be sealed and will be kept locked up. ILAC will provide such seals. (iv) Thunderbird and ILAC will handle on a joint way the access key systems to the "game boards" or "chip" in any lottery video machine. (v) ILAC requires previous consent to change any "game board" or "chip" in any lottery video machine. (vi) ILAC will have the right to install an independent security system with video cameras, recorders and remote access to the entire hall paid by them, this system cannot be connected to the security system installed and operated by Thunderbird de Guatemala, Sociedad Anonima. In case that a technical problem exists with the lottery video machine that requires out of available hours the intervention of an employee of ILAC to the effects of resetting the machine, the procedure will be as follows: a) Thunderbird de Guatemala will inform by a phone call to a person of ILAC that will be appointed within thirteen days of the celebrations of this agreement, and by the lack of the previously mentioned, to the manager, b) if informed, the Manager or person appointed by ILAC does not arrive to verify and confirm the fault within the following hour, or if the appointed person is not located within this period, Thunderbird will be able to reset the machine and the chip, and will inform ILAC on the next day at available hours about the procedure executed. ILAC will be able to verify according to what they consider appropriate. (vii) ILAC at his cost at any time through his employees specifically appointed on a written form for the effect will have the right to audit machines, systems and funds management incoming from the lottery video and daily verify the deposit and automatic for the percentage of NET WIN corresponding to ILAC and FUNDACION PEDIATRICA GUATEMALTECA.

NINTH: ABOUT GAMES: Games designs and changes applied at Lottery Video Hall of Centro de Convenciones of Hotel Camino Real in its modality of symbols combination by electronic or computerized means operated, they will be approved by both parties and by FUNDACION PEDIATRICA GUATEMALTECA by its intermediary ILAC. Once new games or combinations are approved, Thunderbird de Guatemala will have a term of 60 days to supply all technical and computerized applications and once the proposals are presented.

TENTH: ABOUT INCOMINGS: About incomings generated by

the development and application of Video Loteria del Nino at Hotel Camino Real in its modality of symbols combination by electronic or computerized means operated the NET WIN will be distributed as follows: (a) Thunderbird de Guatemala, Sociedad Anonima will receive a 65% of Net Profit or "NET WIN" from the Operation of Lottery Video through Symbols Combination by electronic or computerized means of Centro de Convenciones of Hotel Camino Real to make necessary payments for the operation to the one compelled in this agreement and receive the balance resulting as a remuneration by its services; (b) ILAC will receive 35% that include percentage designated on a written form for FUNDACION PEDIATRICA GUATEMALTECA. For the effects of the previously mentioned, Net Profit of "NET WIN" is defined as the result of subtracting from total incomings from the purchase of TOKENS, tickets or other means by the clients for participating in the following games: a) prices collected the same day of the operations; and b) take off taxes established by law t price winners; such tax deduction will have to be deposited punctually to the corresponding organization or State entity; by means of the deposit of the account of TAXES OF LOTERIA DEL NINO or other agreed by the parties, so this can make the correspondent payment. In accordance to article 11 from the Regulations of LOTERIA DEL NINO, those prices not claimed within a legal term, will be given to ILAC so these will become part of the inheritance of FUNDACION PEDIATRICA GUATEMALTECA. From the NET WIN corresponding to Thunderbird de Guatemala, this will have to cover all operation expenses and services for what has been hired and is compelled to render according to this agreement; once they are covered such operation expenses, net win balance resulting from it, this will be the remuneration Thunderbird de Guatemala receives for services rendered. In which case, Thunderbird de Guatemala will issue an invoice corresponding to incomings to Fundacion Pediatrica Guatemalteca.

ELEVENTH: ABOUT TERM: Term of this agreement will be of five years, the one that will be calculated starting of the date of this agreement. Thunderbird de Guatemala will have the right to an automatic extension option of the Agreement for a term of two more years, in which case NET WIN percentage for ILAC during this term of the extension before mentioned will change to 38% from the NET WIN as it appears defined in the above mentioned section. This right can be executed by Thunderbird de Guatemala at any time during the term of this agreement, giving a written notice to ILAC with a minimum of 90 days anticipated to the expiration of five years. In which case, if the parties decide not to extend the foregoing agreement, the last 90 days will be used by the parties to guarantee a transition in the lottery video hall on a non interrupted way securing the operations of it. In which case, Thunderbird de Guatemala will have to vacate on the last day of the term. Nevertheless, any of the parties can conclude this agreement unilaterally, without any responsibility and without any judicial declaration in the following cases: A) as a mutual agreement between the parties. B) For substantial and unjustified unfulfillment and the other party has to prove it. If ILAC or THUNDERBIRD DE GUATEMALA has the intention of concluding this agreement, they will have to give a written notice to the other party assigning motives of such conclusion threat. In this case, unfulfilling party will have 30 days to overlook any of the assumed violations. C) For non imputable occurrences of acts, facts or circumstances to any of the parties, that makes impossible to perform the purpose of this agreement, including, but without limits to a declared or non declared war, "coup d'etat", fire, strikes, floods or other natural catastrophes, unfavorable or restrictive monetary laws, capability limitations, government acts or omissions to put up with the impossibility for Fundacion Pediatrica Guatemalteca to obtain and maintain in force authorizations are lost or not maintained in force for the operation of Video Loterial del Nino in its modality of symbols combination by electronic or computerized means operated. B) in case the 65% of "NET WIN" corresponding to Thunderbird de Guatemala coming from the Video Loteria del Nino in its modality of symbols combination by electronic or computerized means operated Lottery Video Hall of Hotel Camino Real is not enough to cover or defray all costs or expenses that Thunderbird de Guatemala incurs for the development of Video Loteria del Nino activities, purpose of the foregoing agreement; in this case, Thunderbird de Guatemala will have to vacate the hall on the thirtieth day after the corresponding notice has been given.

TWELFTH: NOT DISCLOSING ANY INFORMATION REGARDING THE AGREEMENT: ILAC and Thunderbird de Guatemala agreed that at any time, even before or after this agreement expires, they would not reveal in any mean or manner or communicate to any individual or judicial person any type or nature of information that has been classified on a written form as confidential that can affect operations of Thunderbird de Guatemala, related to the operation of Video Loteria Real of Centro de Convenciones of Hotel Camino Real in its modality of symbols combination, including without any limits the way of operation of Thunderbird de Guatemala, its plans, procedures or any other type of confidential data.

THIRTEENTH: INDEPENDENT EXTERNAL AUDITING: Just as it has been stipulated in this agreement, the parties agreed that ILAC will have the right during all the term of this agreement to hire the services of an Auditing on the operations of Lottery Video of Thunderbird de Guatemala. Independently from the above mentioned, ILAC will be able to hire an external auditing services once a year at any time during each one of the calendar years on force of this agreement paid by Thunderbird de Guatemala and ILAC on a 50% for each one of the parties, and agreed that in all of the accountant procedures that rule their relations will be audited and controlled by an independent auditing corporation and that have offices in Guatemala City. ILAC will have the right and permanent access to the hall and to the operations of it being able to verify and supervise all operations and activities that are being performed, and to the accountants of Thunderbird de Guatemala and will be able to request for a copy of al reports rendered to the corporation about the operation of Lottery Video of Hotel Camino Real.

FOURTEENTH: GIVE IN PROHIBITION: Both parties agreed that it is prohibit giving in their rights and obligations derived from this agreement, unless there is a previous written authorization by the other party.

FIFTEENTH: SPECIAL CONDITIONS: A) Just as it is stipulated above, Thunderbird de Guatemala will pay costs and expenses related to the purchase of supplies, market counseling, publicly expenses and administration or operation costs of the games of Video Loteria Real of Hotel Camino Real in its modality of symbols combination and further obligations established in this agreement. B) Hiring parties agree that for facilitating money management generated by the activities purpose of this agreement, they will proceed to open a monetary deposit bank account in favor of FUNDACION PEDIATRICA GUATEMALTECA/Loteria del Nino in any bank of the system appointed for such effect both parties and FUNDACION PEDIATRICA GUATEMALTECA. In that account will be daily deposited the incoming coming from Video Loteria del Nino in its modality of symbols combination the one that will just be a connecting account, the Bank that is in charge of this account will have to make automatically a transfer for the 65% of the Net Win value of each day in favor of Thunderbird de Guatemala and the 35% for ILAC and FUNDACION

PEDIATRICA GUATEMALTECA. Parties agree in any express way that they would not be able to withdraw the funds from the account denominated FUNDACION PEDIATRICA GUATEMALTECA/Loteria del Nino. C) None of the parties will be considered responsible by the delay fro the unfulfillment of its obligations, if the delay is caused by anything out of control by any of the parties such as: fire, earthquakes, hurricanes, shipment accident, invasions, explosions, war, not constitutional order alteration or public order, strikes or analogue situations. D) For the effects of this agreement it has to be understood that none of the parties is constituted as partner, associate, employee or agent for the other. Likewise, agent or employees of each one of the contractor parties, for any reason will be considered as employees or agents for the other. E) ILAC de Guatemala will pay any type of taxes according to the laws of Guatemala affected by its activity in the country, and Thunderbird de Guatemala will pay taxes corresponding to the operation of the Lottery Video Hall correspondent to it's activity and by its activity in the country, except for the corresponding price because once it is deposited in the specific account FUNDACION PEDIATRICA GUATEMALTECA will be responsible for paying them. F) Both parties expressly resign to their right to judicially request preventive measures against the other party that fall back over the incomings of each one of them or to what correspondent to FUNDACION PEDIATRICA GUATEMALTECA derived from the operation of lottery video games of Loteria del Nino. G) Any communication, notification, domicile change, consent, request, demand and other notices related with the purpose of this agreement will have to be done on a written form to the following addresses: For ILAC, diagonal 6, 10-65, Zona 10, Guatemala City, Centro Gerencial Las Margaritas, Torre I, office 61; b) For Thunderbird de Guatemala: 14 Calle 3-51, Zona 10, Guatemala City, Edificio Murano Center, 11 Nivel, Office 1101. H) Parties are compelled to fulfill the following: a) Mutually indemnify in case by the fault of one of them, the other effectively suffers damages or incurs in expenses to defend its inheritance and its rights derived from any action or trial against the other party that is not assiduously defended by the respective party. Parties are compelled in case of a judicial lawsuit against one of them, so that the party being sued by its own hires necessary securities to guarantee results of such trials, and raise all necessary precautions measures that would have affected the inheritance or rights of the other party. I) ILAC is compelled not to authorize lottery video games of Loteria del Nino at Centro de Convenciones of Hotel Westin Camino Real located at 14 Calle 0-20, Zona 10, Guatemala City to a different entity to Thunderbird de Guatemala. Likewise, Thunderbird de Guatemala, Sociedad Anonima will not hire on a direct for neither by an intermediary will Fundacion Pediatrica Guatemalteca the operation, rent supply for lottery video games machines without previous authorization by ILAC.

SIXTEENTH: AMENDMENTS: Parties will be able to amend the foregoing agreement solely under the mutual agreement, which will be recorded in written exposing justifications of this case and with the same formality of the foregoing instrument. Whatever is not amended, will expressly be kept in force and valid.

SEVENTEENTH: CONTROVERSY SOLUTION: In case a discrepancy exists between the parties about interpretation and application of the foregoing agreement, the same will be solved between them, under mutual comprehension basis and the best interest of the business holding to the laws of the Republic of Guatemala, and no matter its place of formalization, negotiation or fulfillment. In case they cannot reach an agreement differences will be solved in accordance with the procedures of the Arbitrary and Conciliation Law of Guatemala by means of an equity arbitrage by means of three arbitrates; the place for the arbitrage will be in Guatemala City and the language of the arbitrage will be in Spanish. Parties resign to request judicially any type of caution measures during the in force of this agreement and the arbitrage, indiscriminately of the title that could have to request such measures.

EIGHTEENTH: ACCEPTANCE: I, Notary ATTEST: (a) of all expressed; (b) to have had at sight all instruments related; (c) to have read completely the content of this agreement to the grantors, whom well aware of the contents, purpose, validity and legal effectiveness, they accept, ratify and sign it. [Two illegible signatures]. Before me [illegible signature]

[CONCLUSION AGREEMENT, written on two separate sheets of paper:] Us, as first party, Walter Guillermo Samayoa Mendizabal, in representation of Thunderbird de Guatemala, Sociedad Anonima, ("Thunderbird") and as second party, Mario Augusto Castillo Arellano in representation of Instituto de Loterias de las Americas y el Caribe, Sociedad Anonima ("ILAC") by this act we agree to apply the following procedure to the effect of wind up the agreement dated October 06, 1997, celebrated between International Thunderbird Gaming Corporation and granted afterwards by Thunderbird de Guatemala, Sociedad Anonima by one party and Instituto de Loterias de las Americas y el Caribe, Sociedad Anonima as second party:

a) Thunderbird and ILAC agree that the agreement referred to will be concluded on March 15, 2003.

b) Thunderbird and ILAC agree that the money deposited in the vault of the Lottery Video Hall and the money used for exchange, approximately Q250,000 [Guatemalan currency] be divided in a 60% for Thunderbird and a 40% for ILAC.

c) Thunderbird and ILAC agree that Thunderbird will be the sole responsible for paying labor benefits to the personnel of the Hall and will not claim to ILAC any funds to cover pending benefits. ILAC will not claim any amount of the provision of labor benefits paid to Thunderbird to cover does benefits since February 2002 until nowadays.

d) Thunderbird will cover ILAC the approximate amount of Q80,000 (amount that includes interests and penalties) with the purpose of objection for machines rent invoices of Thunderbird to ILAC to apply an incorrect deduction percentage of the 4% when it had to be 5%.

e) Thunderbird and ILAC agree that expenses derived from corresponding operation since February 01 to March 15, all of 2003 are paid with the following funds: a) from the funds that until today are deposited in a combined account of the 55% and if necessary any lack will be covered b) from the account of the 4% of the operation that is pending of deduction to Fundacion Pediatrica Guatemalteca at Banco Empresarial, Sociedad Anonima. [Two illegible signatures]

f) Thunderbird will issue and render to ILAC invoices that correspond issuing for the reimburse of expenses already made by ILAC, that ILAC had declared as part of its expenses and the one that corresponds to the arbitrage decisions, if that is the case.

g) Parties will solve in good faith and in accordance to the agreement dated October 06, 1997 be used as reference to solve any other issues that could be pending. Guatemala, March 11, 2003. Mario Augusto Castillo Arellano. Instituto de Loterias de Las Americas y El Caribe, Sociedad Anonima. . Walter Guillermo Samayoa Mendizabal. Thunderbird de Guatemala, Sociedad Anonima.

/s/ Mario Augusto Castillo Arellano

/s/ Walter Guillermo Samayoa Mendizabal

[ANNEX B, written on two separate sheets of paper.]

Capacities in which the People that work the verifications that depend from the Instituto de Loterias de Las Americas y el Caribe, Sociedad Anonima ("ILAC") y Thunderbird de Guatemala, Sociedad Anonima ("Thunderbird").

a) The person will have one labor week of 45 days with an ordinary working journey. Parties will be able to modify the Journey of such person according to the Hall verification needs, as well as to determine which will be the day of that person. That person will be able to absent to render reports and other activities related with de Lottery Video Hall of Hotel Camino Real that produces his absence during limited periods. Thunderbird de Guatemala will be informed previously of those absences and its length, the one that totally cannot exceed 20% of labor time.

b) Perform cash box appraisals and reviews on daily forms, alternating, but covering all cash boxes.

c) Audit computer systems on daily forms and each time that ILAC or Thunderbird considers it appropriately.

d) Compare appraisals and systems audits at least daily and each time ILAC or Thunderbird considers it appropriately.

e) Review and audit lacks from cash box, request to the supervisor in shift necessary and pertinent explanations and suggest corrective measures.

f) Verify all manual operations payments or "hand pay" according to approved procedures, in the way ILAC or Thunderbird indicates.

g) Inform daily to ILAC and Thunderbird about its operations.

h) Verify NET WIN banking deposits to the corresponding account rendered by the Manager in Shift or Cash Box Supervisor.

i) Verify deposits of taxes deductions.

j) Perform monthly "hard meter readings" and making comparisons and ask for assistance to Thunderbird personnel that have such operations under his charge to be able to make on a quick and efficient manner. Thunderbird de Guatemala will provide necessary personnel to perform such task.

/s/ Mario Augusto Castillo Arellano

/s/ Walter Guillermo Samayoa Mendizabal

k) Investigate errors and problems on functions of machines for which Thunderbird will provide necessary reports.

l) Verify machines regularly alternating with the equipment "Cobotron" or other that substitutes its functions.

m) Supervise "tokens" withdrawal with coins counter each morning known as "drop and count" from time to time or whenever Thunderbird of ILAC considers it appropriately.

n) Alternating verify "Soft Tickets" with system data.

o) Verify systems integrity from time to time using necessary assistance.

p) Jointly with the accountant of Thunderbird, perform cash inventories at the vault for certain time, at least monthly or when it is required by Thunderbird and report to Thunderbird and ILAC about those results.

q) Verify background documents of the cashiers and verify signatures.

r) Verify that "yellow rolls" do not accumulate at Lottery Video Hall coordinating its delivery afterwards to Fundacion Pediatrica Guatemalteca.

s) Maintain a work relation with operations personnel.

Guatemala, March 11, 2003 /s/ Mario Augusto Castillo Arellano, Mario Augusto Castillo Arellano. Instituto de Loterias de las Americas y el Caribe, Sociedad Anonima

/s/ Walter Guillermo Samayoa Mendizabal,  Walter Guillermo Samayoa Mendizabal. Thunderbird de Guatemala, Sociedad Anonima.